Exhibit 10.1

THIRD AMENDMENT

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of October 31, 2007, is entered into among MODUSLINK CORPORATION, a Delaware corporation (“ModusLink”), SALESLINK LLC, a Delaware limited liability company (“SalesLink”), SALESLINK MEXICO HOLDING CORP., a Delaware corporation (“SalesLink Mexico”) (each herein called a “Borrower” and collectively, the “Borrowers”), the lenders party hereto (herein collectively called the “Lenders” and each individually called a “Lender”) and LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers and the Lenders are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 as amended by (i) that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 29, 2006 and (ii) that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 9, 2007 (the “Existing Loan Agreement” and as the Existing Loan Agreement is amended and modified by this Amendment, the “Amended Loan Agreement”);

WHEREAS, Borrowers have requested that the Lenders modify the Existing Loan Agreement in certain respects; and

WHEREAS, the Lenders are willing to modify the Existing Loan Agreement in certain respects subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, it is agreed that:

SECTION 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Loan Agreement.

SECTION 2

AMENDMENTS TO EXISTING LOAN AGREEMENT

2.1 Definition of Aggregate Revolving Credit Commitment. The definition of “Aggregate Revolving Credit Commitment” in Section 1.1 of the Existing Loan Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

“Aggregate Revolving Credit Commitment” shall mean the combined Revolving Credit Commitments of Lenders then in effect, which initially shall be $45,000,000, as such amount may be increased pursuant to this Agreement.

2.2 Amendment to Commitment Increase Option. Section 2.3(B) of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“(B) Commitment Increase Option. Provided that no Default or Event of Default has occurred and is continuing and subject to the terms and conditions of this Agreement, at any time prior to the Revolving Credit Termination Date, but on not more than three (3) separate occasions, the Borrowers may elect to increase the Aggregate Revolving Credit Commitment by delivery to Agent of at irrevocable written notice of such an election at least ten (10) Business Days’ prior to the effectiveness thereof, which notice must be in form and substance acceptable to Agent (a “Commitment Increase Option”); provided, however, that (i) the Aggregate Revolving Loan Commitment shall at no time exceed $60,000,000; and (ii) each such request shall be for an amount not less than $5,000,000 or a higher integral multiple of $5,000,000. After the exercise of any such Commitment Increase Option, the Aggregate Revolving Credit Commitment shall remain at the increased amount until the Revolving Credit Termination Date.”

2.3 Extension of Delivery Date of Financial Reports. Section 7.2(C) of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“(C) Financial Reports. Keep books of account and prepare financial statements and furnish to Agent and each Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrowers’ independent certified public accountants concur in any changes therein and such changes are disclosed to Agent and are consistent with then generally accepted accounting principles):

(i) as soon as available, but not later than one hundred eighty (180) days after the close of each fiscal year of Borrowers, (a) financial statements of Borrowers and Subsidiaries prepared on a consolidated basis (including a balance sheet, statement of income and retained earnings and cash flow, all with supporting footnotes) as at the end of such year and for the year then ended, all in reasonable detail as requested by Agent and audited by a firm of independent certified public accountants of recognized standing selected by Borrowers and approved by Agent, together with an unqualified opinion thereon from such certified public accountants and (b) internally prepared financial statements of Borrowers and Subsidiaries prepared on a consolidated basis by business line for the last quarter of such fiscal year of Borrowers, together with a calculation sheet related thereto, signed by an authorized officer of each Borrower;

(ii) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of Borrowers a Financial Condition and Compliance Certificate (“Compliance Certificate”) in the form of Exhibit G attached hereto for such period;

(iii) as soon as available, but no later than forty-five (45) days after the end of each month of each fiscal year of Borrowers, internally prepared consolidated financial statements of Borrowers and Subsidiaries (including a balance sheet, statement of income and retained earnings and cash flow) as at the end of and for the portion of Borrowers’ fiscal year then elapsed, all in reasonable detail as requested by Agent and certified by Borrowers’ principal financial officer as prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the financial position and results of operations of Borrowers and Subsidiaries for such period (subject to normal year-end audit adjustments and omission of footnotes);

(iv) within forty-five (45) days after the last day of each month of each fiscal year of Borrowers, an Accounts and Inventory Report; provided that in the event loans outstanding under the Revolving Credit Facility are less than $5,000,000, Borrowers shall not be required to provide the information set forth in (iv) of the definition of Accounts and Inventory Report;

(v) a properly completed and executed certificate setting forth a calculation of the Borrowing Base as at the last day of the applicable month or quarter (“Borrowing Base Certificate”), in the form of Exhibit H attached hereto or in such other form as Agent deems acceptable, within, (a) if the Loans outstanding under the Revolving Credit Facility do not exceed 75% of the Availability shown on the most recent Borrowing Base Certificate delivered by Borrowers, forty-five (45) days after the last day of each quarter of each fiscal year of Borrowers, or (b) if, at any time, the Loans outstanding under the Revolving Credit Facility exceed 75% of the Availability shown on the most recent Borrowing Base Certificate delivered by Borrowers, forty-five (45) days after the last day of each month of each fiscal year of Borrowers;

(vi) as soon as available upon request of Agent, but no later than thirty (30) days after such request, pro forma financial projections for Borrowers and Subsidiaries prepared on a consolidated basis for the then current fiscal quarter;

(vii) prior to the beginning of each fiscal year, annual projections for Borrowers and Subsidiaries prepared on a consolidated basis for the upcoming fiscal year;

(viii) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrowers’ or any Affiliate’s financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities.”

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby jointly and severally represents and warrants to Lenders that:

3.1 Due Authorization, etc. The execution and delivery of this Amendment and the performance of such Borrower’s obligations under the Amended Loan Agreement are duly authorized by all necessary corporate or company action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate of incorporation or organization, as applicable, or by-laws or limited liability company agreement, as applicable, or that of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

3.2 Validity. This Amendment has been duly executed and delivered by such Borrower and, together with the Amended Loan Agreement, are the legal, valid and binding obligations of such Borrower to the extent such Borrower is a party thereto, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

3.3 Representations and Warranties. The representations and warranties contained in Section 6 of the Existing Loan Agreement are true and correct on the date of this Amendment, except to the extent that such representations and warranties (a) solely relate to an earlier date or (b) have been changed by circumstances permitted by the Amended Loan Agreement.

SECTION 4

CONDITIONS PRECEDENT

The amendments set forth in Section 2 of this Amendment shall become effective upon satisfaction of all of the following conditions precedent:

4.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Amendment. A counterpart original of this Amendment duly executed by Borrowers.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date of the execution of this Amendment substantially in the form of Exhibit A to this Amendment.

(c) Officer’s Certificate. A certificate of the chief financial officer of each Borrower dated the date of the execution of this Amendment, substantially in the form of Exhibit B to this Amendment.

(d) Other. Such other documents as Agent may reasonably request.

4.2 Other Conditions. No Event of Default or Default shall have occurred and be continuing.

SECTION 5

MISCELLANEOUS

5.1 Warranties and Absence of Defaults. In order to induce Lenders to enter into this Amendment, each Borrower jointly and severally hereby warrants to Lenders, as of the date of the actual execution of this Amendment, that (a) no Event of Default or Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 3 of this Amendment are true and correct.

5.2 Documents Remain in Effect. Except as amended and modified by this Amendment, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement.

5.3 Reference to Loan Agreement. On and after the effective date of this Amendment, each reference in the Amended Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Note and in any Ancillary Agreement, or other agreements, documents or other instruments executed and delivered pursuant to the Amended Loan Agreement, shall mean and be a reference to the Amended Loan Agreement.

5.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

5.6 Expenses. Borrowers agree to pay on demand all costs and expenses of Lenders (including reasonable fees, charges and disbursements of Lenders’ attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree to pay, and save Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Amended Loan Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 5.6 shall survive any termination of this Amendment or the Amended Loan Agreement.

5.7 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5.8 Successors. This Amendment shall be binding upon Borrowers, Lenders and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lenders and the successors and assigns of Lenders.

[signature page attached]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

BORROWERS:

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By:	/s/ STEVEN G. CRANE	By:	/s/ STEVEN G. CRANE
Name:	Steven G. Crane	Name:	Steven G. Crane
Title:	Chief Financial Officer	Title:	Chief Financial Officer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By:	/s/ STEVEN G. CRANE
Name:	Steven G. Crane
Title:	Chief Financial Officer

Third Amendment to Second Amended and Restated Loan and Security Agreement

LENDERS:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Agent

By:	/s/ DAVID BACON
Name:	David Bacon
Title:	First Vice President

Address
LaSalle Bank National Association
135 South LaSalle Chicago, Illinois 60603
Attention: David Bacon
Fax: (312) 904-0409

RBS CITIZENS, NATIONAL ASSOCIATION f/k/a CITIZENS BANK OF MASSACHUSETTS, as a Lender

By:	/s/ VICTORIA P. LAZZELL
Name:	Victoria P. Lazzell
Title:	Senior Vice President

Address
RBS Citizens, National Association
53 State Street 8th Floor Boston, Massachusetts 02109
Attention: Victoria P. Lazzell
Senior Vice President
Fax: (617) 742-9548

Third Amendment to Second Amended and Restated Loan and Security Agreement